Exhibit 99.1

Allos Therapeutics Appoints James V. Caruso as Chief Commercial Officer

WESTMINSTER, Colo., June 5, 2006 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced the appointment of James V. Caruso as Executive Vice President, Chief Commercial Officer. In this newly created role, Mr. Caruso will oversee the Company’s business development, sales and marketing functions.

“Jim has a proven track record of leadership and achievement in the pharmaceutical industry,” said Paul L. Berns, President and CEO. “He has successfully led organizational efforts to launch new pharmaceutical products in various therapeutic categories. His experience in new product planning and commercialization will further support the Company’s future strategic growth plans. We believe Jim will have a significant impact on the strategic development of our product portfolio and that his expertise and leadership will help us to build a world-class commercial organization.”

“I am pleased to accept this position and apply my industry experience to this exciting opportunity,” said Mr. Caruso. “I see many parallels between the Company’s pipeline and the products I have worked on in the past, both in terms of their potential to address unmet medical need as well as the opportunity to market specialty biopharmaceuticals to a targeted physician and patient audience.”

Mr. Caruso brings over 18 years of senior-level commercial operating experience to Allos. Previously, he served as Senior Vice President, Sales and Marketing at Bone Care International, where he led the commercial introduction of the company’s primary product and was responsible for building and managing the company’s sales, marketing, training, government affairs, corporate development and new product planning efforts. Prior to joining Bone Care, Mr. Caruso held senior management positions at Novartis, BASF Pharma and Bristol-Myers Squibb Company. Mr. Caruso earned his Bachelor of Science degree in Finance from the University of Nevada.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule therapeutics for the treatment of cancer. The Company’s lead product candidate, EFAPROXYN(TM) (efaproxiral), is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, tumor tissue during radiation therapy. EFAPROXYN is currently being evaluated as an adjunct to whole brain radiation therapy in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer. The Company’s other product candidates are: PDX (pralatrexate), a small molecule chemotherapeutic agent (DHFR inhibitor) currently under investigation in patients with non-small cell lung cancer and Non-Hodgkin’s lymphoma; and RH1, a small molecule chemotherapeutic agent bioactivated by the enzyme DT-diaphorase currently under evaluation in patients with advanced solid tumors. For more information, please visit the Company’s web site at: www.allos.com.

NASDAQ Notice

In connection with the commencement of Mr. Caruso’s employment, on June 5, 2006, the Company granted Mr. Caruso 110,000 shares of restricted stock and options to purchase 350,000 shares of common stock under the Company’s 2006 Inducement Award Plan.

Mr. Caruso’s restricted stock vests over a four-year period, with 25% of the restricted stock vesting on each of the first four anniversaries of the date of grant.  Mr. Caruso’s options have an exercise price of $3.13 per share, which equals the closing sale price of a share of the Company’s common stock on the date of grant, and are non-qualified options for tax purposes.  The options have a ten year term, and vest over a four year period, with 25% of such options vesting one year after the date of grant, and the remaining 75% of such options vesting in equal monthly installments thereafter over the next three years.  Any unvested portions of the restricted stock and options will be forfeited upon the termination of Mr. Caruso’s employment with the Company, except if the Company (or any surviving or acquiring corporation) terminates Mr. Caruso’s employment without cause or if he resigns for good reason within one month prior to or thirteen months following a change in control of the Company, in which case the restricted stock and options will vest in full.  The restricted stock and options were approved by the Compensation Committee of the Company’s Board of Directors, and were granted without stockholder approval pursuant to NASD Marketplace Rule 4350(i)(1)(A)(iv).

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements relating to Mr. Caruso’s potential impact on the future growth and success of the Company; the potential safety, efficacy and marketability of the Company’s product candidates; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others, that the Company’s product candidates are in various stages of development and may never be fully developed in a manner suitable for commercialization. If the Company is unable to develop, receive approval for, or successfully commercialize any of its product candidates, it will be unable to generate meaningful revenue from product sales and may never become profitable. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: EFAPROXYNTM and the Allos logo are trademarks of Allos Therapeutics, Inc.

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Contact:

Jennifer Neiman
Manager, Corporate Communications

Allos Therapeutics

720-540-5227
jneiman@allos.com